Exhibit 99.1

Revance Therapeutics Releases Third Quarter 2014 Results

– Confirmation of Plans to Initiate Phase 2 Active Comparator Study for RT002 in 2014–

– Updated Full Year 2014 Financial Guidance –

NEWARK, Calif., November 12, 2014 – Revance Therapeutics, Inc. (NASDAQ:RVNC), a biopharmaceutical company developing botulinum toxin products for use in aesthetic and therapeutic indications, today reported financial results for the three and nine months ended September 30, 2014. The company’s loss from operations for the three months ended September 30, 2014 was $13.8 million. Cash and cash equivalents as of September 30, 2014 were $187.5 million.

Recent Highlights

•	Confirmed plans to initiate a Phase 2 active comparator study against the market leader before the end of 2014 for the company’s injectable botulinum toxin product candidate, RT002, for the treatment of glabellar (frown) lines.

•	Filed a comment letter to the FDA’s Draft Guidance for Industry on Upper Facial Lines: Developing Botulinum Toxin Drug Products (http://investors.revance.com/index.cfm).

•	Continuing with the company’s topical RT001 botulinum toxin open-label clinical study program before moving into a U.S. Phase 3 pivotal program for the treatment of lateral canthal (crow’s feet) lines.

“While we have made significant progress with RT001, the preliminary results from our ongoing open-label study suggest we still have some work to do to optimize the transfer of manufacturing to our commercial facility and increase the probability of success for our upcoming Phase 3 pivotal program. We are encouraged by the valuable and promising efficacy data observed among the patient and physician measurements, but the preliminary composite results were not adequate to move forward with our Phase 3 pivotal study at this time,” said President and Chief Executive Officer, Dan Browne. “As a next step, we plan to complete the ongoing open-label study, fully analyze the data, and manufacture additional RT001 drug product in our commercial facility to support a subsequent study expected to commence in early 2015.”

“We remain focused on transforming the botulinum toxin market, and I am encouraged by the number of opportunities we have to address the limitations of currently available neurotoxins with our novel product candidates. We are moving ahead with our second RT001 indication for the treatment of hyperhidrosis, or excessive sweating, and we expect to begin a Phase 2 study to treat this condition in early 2015,” continued Browne. “We will also start a Phase 2 active comparator trial for our injectable product candidate, RT002, for the treatment of frown lines before the end of 2014, and we are evaluating therapeutic indications with this compound and anticipate initiating a clinical trial in 2015.”

Summary Financial Results

Research and development expenses for the three and nine months ended September 30, 2014 were $8.6 million and $24.3 million, respectively, compared to $6.3 million and $21.6 million for the same periods in 2013, respectively. The increase in research and development expenses for the three and nine months ended September 30, 2014 is primarily attributable to increased costs for compensation and clinical and manufacturing development activities.

Sales, general, and administrative expenses for the three and nine months ended September 30, 2014 were $5.3 million and $14.3 million, respectively, compared to $2.1 million and $8.0 million for the same periods in 2013, respectively. The increase in sales, general, and administrative expenses for the three and nine months ended September 30, 2014 is primarily attributable to personnel and administrative costs related to the operation of a public company.

Total operating expenses for the three and nine months ended September 30, 2014 was $13.9 million and $38.5 million, respectively, compared to $8.4 million and $29.6 million for the same periods in 2013, respectively. Stock-based compensation for the three and nine months ended September 30, 2014 was $2.3 million and $4.6 million, respectively. When excluding depreciation and stock-based compensation, total operating expenses for the three and nine months ended September 30, 2014 were $11.0 million and $32.3 million, respectively.

Net loss for the three and nine months ended September 30, 2014 was $14.0 million and $48.7 million, respectively, compared to $8.9 million and $42.4 million for the same periods in 2013, respectively. Interest expense for the three and nine months ended September 30, 2014 was $0.2 million and $10.3 million, respectively. Upon the initial public offering in February 2014, Revance recorded non-cash interest expense, including loss on extinguishment, of $9.6 million in connection with the settlement of previously outstanding convertible notes.

Cash and cash equivalents at the end of the third quarter was $187.5 million. Cash burn for the third quarter of 2014 was $15.8 million.

2014 Financial Outlook

For the full-year 2014, Revance anticipates operating expenses excluding depreciation and stock-based compensation will now be in the range of $45 million to $50 million, reflecting the later than expected start of the RT001 clinical programs. The company’s prior guidance of $55 million to $60 million was provided on August 12, 2014.

Revance currently expects its 2014 cash burn to be in the range of $65 million to $75 million. This compares to previous guidance of $75 to $85 million provided on August 12, 2014, due to lower cash operating expenses. Cash burn in 2014 includes $7.1 million paid under the settlement agreement with Medicis, $4.6 million of capitalized financing costs, and debt service of $9 million to $10 million.

Use of Non-GAAP Financial Measures

Revance has presented certain non-GAAP financial measures in this release. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Revance is unable to reconcile non-GAAP operating expense guidance to GAAP as the amount of future stock-based compensation expense and depreciation costs cannot be estimated at this time. Revance excludes stock-based compensation expense and depreciation costs because management believes the exclusion of these items is helpful to investors to evaluate Revance’s recurring operational performance.

Conference Call

Individuals interested in listening to the conference call today, November 12, at 1:30pm PT/4:30pm ET, by dialing (855) 453-3827 for domestic callers, or (484) 756-4301 for international callers, or from the webcast link in the investor relations section of the company’s website at: www.revance.com.

A replay of the call will be available beginning November 12, 2014 at 4:30pm PT/7:30pm ET through midnight on November 13, 2014. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 21254731. The webcast will be available in the investor relations section on Revance’s website for 30 days following the completion of the call.

About Revance Therapeutics, Inc.

Revance is a specialty biopharmaceutical company focused on the development, manufacturing and commercialization of novel botulinum toxin products for multiple aesthetic and therapeutic applications. Revance is leveraging its proprietary portfolio of botulinum toxin compounds combined with its patented TransMTS® peptide delivery system to address unmet needs in the large and growing aesthetic and therapeutic botulinum toxin market. Revance’s proprietary TransMTS® technology enables transcutaneous delivery of botulinum toxin A, eliminating the need for injections. Revance’s lead product candidate, RT001, is a topical formulation of botulinum toxin type A, which has the potential to be the first commercially-available non-injectable dose form. RT001 is being evaluated in a broad clinical program that includes aesthetic indications such as crow’s feet lines (wrinkles around the eyes) and therapeutic indications such as hyperhidrosis (excessive sweating). Revance’s second product candidate is RT002, a novel injectable formulation of botulinum toxin type A designed to be more targeted and longer lasting than currently available botulinum toxin injectable products, is being evaluated in glabellar (frown) lines .

“Revance Therapeutics”, TransMTS® and the Revance logo are registered trademarks of Revance Therapeutics, Inc.

For more information, please visit: www.revance.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Revance Therapeutics’ 2014 Financial Outlook and other financial performance, the process and timing of, and ability to complete, anticipated future clinical development of our product candidates, including but limited to initiation and design of clinical studies for current and future indications, related results and reporting of such results; statements about our business strategy, goals and market for our anticipated products, plans and prospects; our ability to obtain regulatory approval; potential benefits of our product candidates and our technologies; and future financial performance.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our product candidates; our ability to obtain funding for our operations; our plans to research, develop and commercialize our product candidates; our ability to achieve market acceptance of our product candidates; unanticipated costs or delays in research, development and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our product candidates; our ability to successfully commercialize our product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance’s periodic filings with the Securities and Exchange Commission (the “SEC”), including factors described in the section entitled described in the “Risk Factors” section of our quarterly report on Form 10-Q filed August 13, 2014. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

Contact

Westwicke Partners

Leigh Salvo

(415) 513-1281

leigh.salvo @westwicke.com

REVANCE THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$187,486	$3,914
Restricted cash, current portion	75	75
Prepaid expenses and other current assets	3,349	825

Total current assets	190,910	4,814
Property and equipment, net	17,394	14,315
Restricted cash, net of current portion	435	510
Other non-current assets	183	3,006

TOTAL ASSETS	$208,922	$22,645

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$2,666	$5,526
Accruals and other current liabilities	3,317	4,161
Deferred revenue, current portion	—	83
Derivative liabilities associated with convertible notes, current portion	—	4,890
Derivative liabilities associated with Medicis settlement, current portion	—	6,684
Financing obligation, current portion	102	—
Convertible notes, current portion	—	12,157
Notes payable, current portion and discount	8,662	10,702
Common stock warrant liability	—	3,358

Total current liabilities	14,747	47,561
Convertible preferred stock warrant liability	—	1,233
Financing obligation, net of current portion	938	—
Note payable, net of current portion and discount	—	2,632
Derivative liabilities associated with Medicis settlement, net of current portion	1,647	1,610
Deferred rent	3,676	3,176

TOTAL LIABILITIES	21,008	56,212

Commitments and Contingencies
Convertible preferred stock, par value $0.001 per share — 5,000,000 shares and 145,010,269 shares authorized as of September 30, 2014 and December 31, 2013, respectively; 0 shares and 8,689,999 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively (aggregate liquidation preference of $0 and $215,264 as of September 30, 2014 and December 31, 2013, respectively)	—	123,982
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, par value $0.001 per share — 95,000,000 and 224,000,000 shares authorized as of September 30, 2014 and December 31, 2013, respectively; 23,717,902 and 260,789 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	24	—
Additional paid-in capital	432,475	38,331
Accumulated deficit	(244,585)	(195,880)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	187,914	(157,549)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$208,922	$22,645

REVANCE THERAPEUTICS, INC.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2014	2013	2014	2013
Revenue	$75	$158	$308	$308

Operating expenses:
Research and development	8,600	6,284	24,261	21,592
Sales, general and administrative	5,300	2,142	14,250	8,008

Total operating expenses	13,900	8,426	38,511	29,600

Loss from operations	(13,825)	(8,268)	(38,203)	(29,292)
Interest income	14	—	18	2
Interest expense	(228)	(351)	(10,336)	(13,466)
Change in fair value of derivative liabilities associated with convertible notes	—	—	4,032	1,800
Changes in fair value of derivative liabilities associated with Medicis settlement	67	(44)	(426)	(265)
Change in fair value of common stock warrant liability	—	—	(2,151)	—
Change in fair value of convertible preferred stock warrant liability	—	(182)	(210)	(1,108)
Loss on settlement of preferred stock warrant	—	—	(1,356)	—
Other expense, net	(5)	(38)	(73)	(40)

Net and comprehensive loss	(13,977)	(8,883)	(48,705)	(42,369)

Net income (loss) attributable to common stockholders:
Basic	$(13,977)	$(12,793)	$(48,705)	$733

Diluted	$(13,977)	$(12,793)	$(48,705)	$2,966

Net income (loss) per share attributable to common stockholders:
Basic	$(0.60)	$(55.92)	$(2.70)	$3.40

Diluted	$(0.60)	$(55.92)	$(2.70)	$3.05

Weighted-average number of shares used in computing net income (loss) per share attributable to common stockholders:
Basic	23,331,104	228,785	18,009,537	215,315

Diluted	23,331,104	228,785	18,009,537	971,472